Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Peter Kern (“Executive”) and Expedia, Inc., a Washington corporation (the “Company”), and is effective as of February 25, 2021 (the “Effective Date”).
WHEREAS, the Board of Directors (the “Board”) of Expedia Group, Inc., a Delaware corporation (“Parent”) appointed Executive to serve as Parent’s Chief Executive Officer (“CEO”) on April 22, 2020 (the “CEO Start Date”), and Executive has been employed in this capacity since the CEO Start Date;
WHEREAS, Executive continues to also serve as executive Vice Chairman of Parent and as a member of Parent’s Board, in addition to his role as CEO; and
WHEREAS, the parties desire to memorialize the terms of Executive’s employment with the Company in his capacity as CEO pursuant to this Agreement, on the terms and conditions hereinafter set forth, and Executive is willing to continue such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:
1.EMPLOYMENT. The Company agrees to continue to employ Executive as CEO; Executive accepts and agrees to such continued employment. Further, Executive shall continue to serve as executive Vice Chairman and a member of the Board, subject to the terms and conditions of Parent’s charter, bylaws and other governing documents. During Executive’s employment with the Company hereunder, Executive shall perform all services and acts reasonably necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report directly to (a) the Chairman and Senior Executive of Parent, so long as Barry Diller holds those positions, or (b) if Mr. Diller ceases to serve as Chairman and Senior Executive of Parent, to the Board (clauses (a) and (b) hereinafter referred to as the “Reporting Authority”). Executive shall have such powers and duties as may reasonably be assigned to Executive by the Reporting Authority, to the extent consistent with Executive’s position and status. Except as otherwise approved by the Reporting Authority, Executive shall devote substantially all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time. Executive’s principal place of employment shall be the Company’s offices located in Seattle, Washington, although it is acknowledged between the parties that Executive is permitted to perform his employment services hereunder from other locations as is reasonably determined by Executive from time to time.
2.TERM OF AGREEMENT. The term of employment (“Term”) under this Agreement shall commence effective as of the CEO Start Date (with retroactive effect thereto) and shall continue through the fourth (4th) anniversary of the CEO Start Date, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions, attached hereto as Exhibit A (the “Standard Terms and Conditions”). For clarity, Executive acknowledges that all compensation and benefits due and payable for the period between the CEO Start Date and the Effective Date have been previously paid or provided to Executive (other than to the extent of any biweekly installment of Base Salary (as defined herein) payable on the normal payroll cycles of the Company).

3.COMPENSATION.
a.BASE SALARY. During the Term, the Company shall pay Executive an annualized base salary of $1,000,000.00 (the “Base Salary”), payable in equal biweekly installments or otherwise in accordance with the Company’s payroll practice as in effect from time to time. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time. Executive will be entitled to an annual review of the Base Salary with an increase to this Base Salary (but not a decrease) at the sole discretion of the Board or its Compensation Committee.
b.DISCRETIONARY BONUS. To the extent the Company maintains a cash bonus program during the Term, Executive shall be eligible to receive, with respect to any fiscal year ending during the Term, a discretionary annual cash bonus in respect of such year, with the terms and amount of such annual bonus (if earned), as determined by the Board or its Compensation Committee from time to time. Any such annual bonus shall be paid at the same time that bonuses generally are paid by the Company, not later than March 15 of the calendar year immediately following the calendar year with respect to which such annual bonus relates (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), subject to Executive’s continued employment with the Company through the payment date.
c.BENEFITS.
i.Retirement and Welfare Plans. During the Term and through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in all welfare, health and life insurance and pension benefit plans as may be adopted from time to time or otherwise offered by the Company at a Chief Executive Officer level, consistent with the terms of such plans.
ii.Reimbursement for Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive’s duties for the Company, it being understood that Executive shall be permitted to stay in hotels which, in his reasonable judgment, provide for the highest degree of safety and security (for clarity, notwithstanding then-current Company policy in this regard).
iii.Vacation. During the Term, Executive shall be entitled to annual paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to the Chief Executive Officer of the Company.
d.CERTAIN ACKNOWLEDGEMENTS. Notwithstanding anything herein to the contrary, with the exception of the restricted stock unit/stock option awards to be granted to Executive in connection with Executive’s entry into this Agreement (the “New Awards”), the terms and conditions of which shall be separately memorialized and governed in their entirety by such separate memorialization, Executive acknowledges and agrees that (i) during the Term, Executive shall not be entitled to receive, and the parties hereto do not anticipate the grant or issuance of, any new or additional grants or issuances to Executive of restricted stock units, stock options or other incentive equity or equity-linked awards, and (ii) nothing contained herein or otherwise shall require the Company to adopt or maintain, or interfere with the Company’s right to modify or terminate, any welfare, health, life insurance, pension benefit or other plan or program at any time.

4.NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) after being mailed to the recipient by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:
If to the Company or Parent:
Expedia Group, Inc.
1111 Expedia Group Way W., Seattle, Washington 98119
Attention: Chief Legal Officer
If to Executive:
At the most recent address on record for Executive at the Company.
Either party may change such party’s address for notices by notice duly given pursuant hereto.
5.GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Washington without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Washington, or, if not maintainable therein, then in an appropriate Washington state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6.COOPERATION REGARDING TAXES. The Company agrees to reasonably cooperate to attempt to mitigate the impact of taxes on Executive, by making reasonable assumptions and approximations concerning applicable taxes that are supported by the Company’s expert advisors, and, if applicable, taking into consideration reasonable compensation for personal services rendered on or after the date of a change in control (including the value of non-competition restrictions on Executive, but excluding, for the avoidance of doubt, any tax gross-up or similar make whole payment).
7.COUNTERPARTS; INTEGRATION. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole. This Agreement, the Standard Terms and Conditions and the award agreements memorizing incentive equity awards previously granted to Executive as set forth on Exhibit B hereto (together, the “Equity Awards”), together with any award agreements memorializing the New Awards, represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including any prior employment agreement between Executive and the Company. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by Executive and a duly authorized officer of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on February 25, 2021.

“COMPANY”
EXPEDIA, INC.

By: /s/ Robert Dzielak
Name:    Robert Dzielak
Title:    Chief Legal Officer and Secretary

Dated: February 25, 2021

“EXECUTIVE”

/s/ Peter Kern
Peter Kern

Dated: February 25, 2021

EXHIBIT A
STANDARD TERMS AND CONDITIONS
1.TERMINATION OF EXECUTIVE’S EMPLOYMENT.
(a)DEATH. Upon termination of Executive’s employment prior to the expiration of the Term by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within 30 days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary from the date of Executive’s death through the end of the month in which Executive’s death occurs and (ii) any Accrued Obligations (as defined in Section 1(f) below) in a lump sum in cash. To the extent any Equity Award (or portion thereof) and any New Award (or portion thereof), are, in any case, outstanding as of the date of Executive’s death, such award(s) will be treated in accordance with their terms and the applicable plan and award agreement.
(b)DISABILITY. If, as a result of Executive’s disability (as provided under Section 409A(a)(2)(C) of the Code and Treas. Regs. Section 1.409A-3(i)(4) and other official guidance issued thereunder) (a “Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Executive by the Company (in accordance with Section 4 of the Agreement, above), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within 30 days of such termination (i) Executive’s Base Salary through the end of the month in which Executive’s termination of employment for Disability occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations in a lump sum in cash.
(c)TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. The Company may terminate Executive’s employment under this Agreement with or without Cause at any time and Executive may resign under this Agreement with or without Good Reason (as defined below) at any time. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company or any of its subsidiaries; (iii) a material breach by Executive of this Agreement, including without limitation any of the restrictive covenants made by Executive in Section 2 below; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a knowing and material violation by Executive of any Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest. A purported termination of Executive’s employment for Cause shall not be effective and shall be deemed to be without Cause unless (x) the Company provides written notice to Executive of the specific facts alleged by the Company to constitute Cause and such notice is delivered to Executive no more than 90 days after the Company has actual knowledge of such facts, (y) with respect to items (ii) through (v) above, Executive has been given an opportunity of not less than 30 days after receipt of such notice to cure the circumstances alleged to give rise to Cause, and the Company has cooperated in good faith
1

with the Executive’s efforts to cure such condition or circumstance, but only to the extent that such circumstances are reasonably curable, and (z) the final decision to terminate Executive for Cause is approved at a special meeting of the Board called specifically for such purpose at which Executive and his counsel are given an opportunity to speak and which is held no earlier than 30 days following the end of the applicable cure period. Upon Executive’s (A) termination of employment by the Company for Cause prior to the expiration of the Term or (B) resignation without Good Reason prior to the expiration of the Term, in any case, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations in a lump sum in cash within 30 days of such termination.
(d)TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON. Upon termination of Executive’s employment prior to the expiration of the Term by the Company without Cause (other than for death or Disability) or by Executive for Good Reason, then:
(i)the Company shall continue to pay Executive the Base Salary through the longer of (x) the end of the Term over the course of the then remaining Term, subject to a maximum of 36 months, and (y) 12 months following termination (such period, the “Salary Continuation Period”) in equal biweekly installments in accordance with the Company’s payroll practice as in effect from time to time; and the Company shall pay Executive in a lump sum within 30 days of the effective date of the Release (as defined below) (without regard to whether Executive actually elects COBRA coverage) an amount equal to the monthly premiums during the Salary Continuation Period with respect to COBRA continuation coverage under the Company’s group health plans in existence on the date of termination, and at the level of coverage Executive participated in as of the date of termination;
(ii)the Company shall pay Executive within 30 days of the date of such termination (or such earlier date as may be required by applicable law) any Accrued Obligations in a lump sum in cash;
(iii)the Company will consider in good faith the payment of a discretionary annual bonus on a pro rata basis for the year in which the termination of employment occurs;
(iv)except as otherwise provided in any applicable individual award agreement, each incentive equity or equity-linked award (including for clarity any Equity Award (or portion thereof), but excluding for clarity any New Award (or portion thereof)) that is outstanding and unvested at the time of such termination but which would, but for a termination of employment, have vested during the 12 months following such termination (such period, the “Equity Acceleration Period”) shall vest (and with respect to awards other than stock options and stock appreciation rights, settle) as of the date of such termination of employment (or, if later with respect to any performance award, at the end of the applicable performance period as provided below); provided that any outstanding award with a vesting schedule that would, but for a termination of employment, have resulted in a smaller percentage (or none) of the award being vested through the end of such Equity Acceleration Period than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 restricted stock units (“RSUs”) were granted 2.7 years prior to the date of the termination and vested pro rata on each of the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination and vested on the fifth anniversary of the grant date, then on the date of termination
Exhibit A-2

20 RSUs from the first award and 40 RSUs from the second award would vest and settle); provided further that any amount that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest (and with respect to awards other than stock options and stock appreciation rights, settle) only if, and at such point as, such performance conditions are satisfied; and provided further that to the extent that any such equity awards constitutes “non-qualified deferred compensation” within the meaning of Section 409A (as defined below), such awards shall vest, but only settle in accordance with their terms (it being understood that it is intended that no equity awards outstanding as of the date of this Agreement constitutes “non-qualified deferred compensation” within the meaning of Section 409A); and
(v)any then vested options (other than any New Award) held by Executive (including options vesting as a result of (iv) above) granted by Parent to purchase Parent equity, shall remain exercisable through the date that is 18 months following the date of such termination or, if earlier, through the original scheduled expiration date of such options.
        For the avoidance of doubt, the expiration of the Term shall not constitute a termination of employment by the Company without Cause or otherwise give rise to any severance payments and benefits described under this Section 1(d) (together, the “Severance Payments & Benefits”) or any other payment to Executive or acceleration obligation under this Section 1(d).
        The payment to Executive of the Severance Payments & Benefits is contingent upon (i) Executive’s compliance with the offset provisions in Section 1(e) below, (ii) Executive’s compliance with the restrictive covenants set forth in Section 2 below, and (iii) Executive signing and not revoking a reasonable and customary separation agreement and release of claims in favor of the Company and its affiliates in a form provided by the Company, with covenants no more restrictive than those set forth in Section 2 hereof (the “Release”), upon Executive’s termination of employment, that becomes effective no later than sixty (60) days following Executive’s employment termination date or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the Severance Payments & Benefits. In no event will Severance Payments & Benefits be paid or provided until the Release actually becomes effective and irrevocable. Upon the Release becoming effective and irrevocable, any payments delayed from the date Executive terminates employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the effective date of the Release and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. Any Severance Payments & Benefits that would be considered Deferred Payments (as defined below) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service (within the meaning of Section 409A), or, if later, the Delayed Initial Payment Date (as defined below). Any installment payments that would have been made to Executive during the sixty (60)-day period immediately following Executive’s separation from service, but for the preceding sentence, will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
        As used herein, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) the Company’s material breach of any material provision of this Agreement, (B) the material reduction in Executive’s title, duties or reporting responsibilities as CEO of the Company, excluding for this purpose any such reduction that is an isolated and inadvertent action
Exhibit A-3

not taken in bad faith or that is authorized pursuant to this Agreement, (C) a reduction in Executive’s Base Salary, (D) the relocation of Executive’s principal place of employment more than 35 miles outside the Seattle metropolitan area, or (E) the requirement that Executive report to anyone other than the Reporting Authority; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (E) shall have occurred and Executive provides the Company with written notice thereof within 90 days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above; and provided further that following June 30, 2024, for purposes of the New Awards, Good Reason shall be limited to clauses (D) and (E) only and clauses (A) through (C) shall cease to be a basis for a Good Reason termination of employment.
        Notwithstanding the preceding provisions of this Section 1(d), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the Severance Payments & Benefits to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A- 1(b)(9)(iii)(A) (the “Limit”), then (1) any portion of the Severance Payments & Benefits that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth in this Section 1(d), (2) any portion of the Severance Payments & Benefits (in addition to the amounts contemplated by the immediately preceding clause (1)) that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d) as applicable, (3) any portion of the Severance Payments & Benefits that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) (the “Deferred Payments”) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) (the “Delayed Initial Payment Date”) and (4) any portion of the Severance Payments & Benefits that is payable after the Initial Payment Period shall be paid at the times set forth in this Section 1(d). For purposes of this Agreement, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.
(e)OFFSET. If Executive obtains other employment during the Salary Continuation Period, any payments to be made to Executive under Section 1(d) above after the date such employment is secured shall be offset by the amount of compensation earned by Executive from such employment; provided however that this Section 1(e) shall not be applicable after a Change in Control of the Company (as such term or similar term is defined in the New Awards). For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the Salary Continuation Period, but shall have no affirmative duty to seek alternate employment.
(f)ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued and earned but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise paid at a later date pursuant to any deferred
Exhibit A-4

compensation arrangement of the Company to which Executive is a party, if any (provided, that any election made by Executive pursuant to any deferred compensation arrangement that is subject to Section 409A regarding the schedule for payment of such deferred compensation shall prevail over this Section 1(f) to the extent inconsistent herewith); and (iii) other than in the event of Executive’s resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment, as the case may be.
(g)OTHER BENEFITS. Upon any termination of Executive’s employment prior to the expiration of the Term, Executive shall remain entitled to receive any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).
2.CONFIDENTIAL INFORMATION; NON-SOLICITATION; NON-COMPETITION; AND PROPRIETARY RIGHTS.
(a)CONFIDENTIALITY. Executive acknowledges that while employed by the Company, Executive will occupy a position of trust and confidence. Executive shall not, except as is appropriate to perform Executive’s duties hereunder or as required by applicable law, disclose to others, use, copy, transmit, reproduce, summarize, quote or make commercial, whether directly or indirectly, any Confidential Information. Executive will also take reasonable steps to safeguard such Confidential Information and prevent its loss, theft, or inadvertent disclosure to third persons. This Section 2 shall apply to Confidential Information acquired by Executive whether prior or subsequent to the execution of this Agreement. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective clients and customers, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, provided that Confidential Information shall not mean any such information that is previously disclosed to, or in possession of, the public other than by reason of Executive’s breach of this Agreement. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries
Exhibit A-5

or affiliates. As used in this Agreement, “affiliates” shall mean any company controlled by, controlling or under common control with the Company (including, for clarity, Parent).
(b)NON-COMPETITION. In consideration and as a condition of Executive’s employment hereunder and receipt of all payments and benefits available to Executive in connection with such employment, the Company’s promise to disclose, and disclosure of, its Confidential Information and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that during the Term and for a period of 18 months beyond Executive’s date of termination of employment for any reason, including the expiration of the Term (the “Restricted Period”), Executive shall not, directly or indirectly, engage in, assist or become associated with a Competitive Activity. For purposes of this Section 2(b): (i) a “Competitive Activity” means, at the time of Executive’s termination, any business or other endeavor in the Restricted Territory of a kind being conducted by the Company or any of its subsidiaries or, if engaged in the provision of any travel related services, any of its affiliates in the Restricted Territory (or demonstrably anticipated by the Company or its subsidiaries or affiliates as of the Effective Date or at any time thereafter); and (ii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, (i) Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than five percent of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation; (ii) Executive may serve as an employee or partner (or otherwise hold an ownership interest) in an investment firm that has an ownership interest in a partnership, corporation or other organization that is engaged in a Competitive Activity provided such ownership interest does not constitute greater than 20% of such investment firm’s total assets under management and Executive is not directly involved with the provision of direction or management of such entity; and (iii) Executive may serve as an employee of or partner (or otherwise hold an ownership interest) in a consultancy or investment bank engaged in providing advisory services to entities engaged in Competitive Activities provided that Executive is not directly involved in the provision of the advisory services to such entities. For purposes of this Section 2(b), the “Restricted Territory” shall be defined as any state or political subdivision in the world where the Company is engaged in business, or has verifiable plans to engage in business. Executive also acknowledges that, to the extent the Company would be required to pay Executive additional compensation in accordance with applicable law following Executive’s separation from employment in order to enforce this Section 2(b), Executive agrees to accept such additional compensation if offered to Executive by the Company.
(c)NON-SOLICITATION OF EMPLOYEES. Executive agrees that during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, hire, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates or any such person who has terminated his or her relationship with the Company or any of its subsidiaries or affiliates within the six-month period prior to such hiring, recruiting or soliciting (except for (i) such employment or hiring by the Company or any of its subsidiaries or affiliates or (ii) such employment or hiring by Executive of an agent, consultant or independent contractor where the primary duties of such person are not for the
Exhibit A-6

Company); provided, however that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates. This Section 2(c) shall not apply to any administrative assistant working directly for Executive.
(d)NON-SOLICITATION OF BUSINESS PARTNERS. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, persuade or encourage or attempt to persuade or encourage any business partners or business affiliates of the Company or its subsidiaries or affiliates to cease doing business with the Company or any of its subsidiaries or affiliates or to engage in any business competitive with the Company or its subsidiaries or affiliates on its own or with any competitor of the Company or its subsidiaries or affiliates.
(e)PROPRIETARY RIGHTS; ASSIGNMENT.
(i)All Executive Developments (as defined below) shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates. “Executive Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship, in each case, (i) that (A) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours and (ii) that is conceived or developed during the Term. All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, Executive hereby assigns to the Company all such proprietary rights. Executive shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its reasonable discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Executive Developments.
(ii)Executive acknowledges that he is not obligated to assign any Executive Development that qualified fully under the provisions of the Revised Code of Washington Section 49.44.140 (“RCW 49.44.140”).
NOTICE OF REVISED CODE OF WASHINGTON SECTION 49.44.140:
Any provision in this Agreement for assignment of my right, title, and interest in an Invention to the Company does not apply to an Invention for which no equipment, supplies, facilitates, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b)
Exhibit A-7

the invention results from any work I perform for the Company.
At the Company’s request, Executive will promptly disclose to the Company all Executive Developments during and after the Term to determine the status of the Executive Development under this Section. The Company may disclose such Executive Developments to the Department of Employment Security.
(f)COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time. Executive hereby consents to, and expressly authorizes, the Company’s use of Executive’s name and likeness in trade publications and other media for trade or commercial purposes.
(g)REMEDIES FOR BREACH. The parties hereto expressly agree and understand that each party will have 30 days from receipt of the other party’s notice of any alleged breach of this Agreement to cure any such breach. Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive’s violation or threatened violation of any provision of this Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation or threatened violation without the requirement of posting any bond. Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to the Company.
(h)SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the patties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
3.TERMINATION OF PRIOR AGREEMENTS. This Agreement (including these Standard Terms and Conditions), together with the award agreements memorizing the Equity Awards and the New Awards, constitutes the entire agreement between the parties and terminates and supersedes any and all prior and contemporaneous agreements and understandings (whether written or oral) between the parties, with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.
4.PROTECTED ACTIVITY NOT PROHIBITED. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, reporting possible violations of applicable law to, or otherwise communicating or cooperating
Exhibit A-8

with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”) or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications.
5.ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that, in the event of a merger, consolidation, transfer, reorganization, or sale of all, substantially all or a substantial portion of, the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of the Company’s successor in interest in such transaction, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.
6.TAXES; WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order. The Company cannot and has not guaranteed any particular tax result for payments under this Agreement. Executive shall be solely responsible for costs and taxes incurred for any payments under this Agreement.
7.HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Agreement to which this Exhibit A is attached, taken as a whole.
8.WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.
9.SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the patties under this Agreement.
10.INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the
Exhibit A-9

maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates, shall indemnify Executive for any losses incurred by Executive as a result of acts determined to constitute “Cause” as described in Section 1(c) above.
11.SECTION 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code and Department of Treasury Regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”) or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Amounts payable under this Agreement upon a termination of employment that constitute deferred compensation within the meaning of Section 409A will not be paid or provided until Executive experiences a “separation from service” within the meaning of Section 409A, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination.
* * * * * *
Exhibit A-10

ACKNOWLEDGED AND AGREED AS OF FEBRUARY 25, 2021:
“COMPANY”
EXPEDIA, INC.

By: /s/ Robert Dzielak
Name:    Robert Dzielak
Title:    Chief Legal Officer and Secretary

Dated: February 25, 2021

“EXECUTIVE”

/s/ Peter Kern
Peter Kern

Dated: February 25, 2021

[Signature Page to Standard Terms and Conditions]

EXHIBIT B
EQUITY AWARDS

Award	Grant Date	Number of Restricted / Performance Stock Units
Restricted Stock Units of Parent (Director Award)	June 1, 2018	689
Restricted Stock Units of Parent	August 17, 2018	50,000
Performance Stock Units of Parent	March 7, 2019	50,000
Performance Stock Units of Parent	February 28, 2020	25,350 (Target)
Restricted Stock Units of Parent	February 28, 2020	25,349